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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------

          HOLLIS-EDEN EXPANDS ITS INTELLECTUAL PROPERTY POSITION AND
               ACQUIRES MINORITY INTEREST IN AESON THERAPEUTICS

                 Includes Option to Acquire Remainder of Aeson

San Diego, CA, October 12, 2000 -- Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:
HEPH) today announced that it has obtained an exclusive worldwide sublicense to three additional issued patents in the area of adrenal steroids from Aeson Therapeutics, Inc., a Tucson, Arizona based biotechnology company. In addition, Hollis-Eden has acquired a 21% equity stake in Aeson, which is developing molecules that are analogs with similar biological properties to HE2000, Hollis-Eden's lead compound in development. Aeson's lead compound, fluasterone, is in Phase II clinical studies for cardiovascular disease and actinic keratosis, a precursor to squamous cell cancer, as well as in preclinical studies in other indications.

Hollis-Eden is exchanging $2 million in cash and 208,681 shares of Hollis-Eden common stock for its equity interest in Aeson. The cash portion of the investment will be used by Aeson to fund specific studies with fluasterone as well as other compounds in its pipeline. As part of the transaction, Aeson and its shareholders have granted Hollis-Eden an exclusive option to acquire the remainder of Aeson at a pre-determined price at any time during the next 30 months. The intellectual property rights being sublicensed to Hollis-Eden have been licensed to Aeson by Research Corporation Technologies, Inc.

Aeson is a privately held company that was formed to commercialize the discoveries of Dr. Arthur Schwarz, a professor at Temple University and a world leader in the field of adrenal steroids. Dr. Schwarz has identified and patented numerous compounds in this series and has shown preclinical activity with these compounds in a broad array of infectious disease, autoimmune and oncology models. Phase I human clinical studies indicate the compound is generally well tolerated. A pilot Phase II clinical study in actinic keratosis, a dermatologic condition affecting 15 million people in the U.S., is now underway using fluasterone in a topical form. A Phase II study with an oral form of fluasterone has recently been initiated in cardiovascular disease. Earlier clinical studies indicated the compound may have activity in a subset of cardiovascular patients with a particular lipid profile. Preclinical studies are also being conducted in a number of other potential indications, including a collaboration with the National Cancer Institute to explore the use of fluasterone in cancer.

Over the past twelve months, Hollis-Eden has undertaken an aggressive program to expand its intellectual property position in this important area. As a result, with the three patents sublicensed as part of this transaction, Hollis-Eden now owns or has obtained a license to approximately 30 issued U.S. patents, 37 issued foreign patents, 30 pending U.S patent applications and more than 80 pending foreign patent applications. In addition, based on the preclinical and clinical data being generated with this class of compounds, a significant number of U.S. and foreign patent applications are in the process of being filed. If Hollis-Eden elects to exercise its option to purchase the balance of Aeson, it will add a large number of additional U.S. and foreign issued patents and patent applications to this portfolio, including those relating to fluasterone.

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"We are excited with these new agreements and to be working with Aeson and Dr.
Schwarz in this collaboration." stated Richard Hollis, Chairman and CEO of Hollis-Eden. "Obtaining the exclusive rights to these three additional issued patents is very valuable to us as they contain thousands of chemical structures that may prove useful in our development and commercialization efforts in this series of molecules. These patents further strengthen our already formidable intellectual property position in this class of compounds. In addition, this transaction gives us an opportunity to gain access to another investigational compound, fluasterone, which is currently in two Phase II clinical trials, and for which the initial data looks very promising. As a result, we will now be involved in exploring the potential benefit of this series with multiple compounds being administered in either oral, injectable or topical form in Phase II clinical trials in six or more different indications. The data from these trials is expected to emerge periodically over the course of the next 12 to 18 months and has the potential to demonstrate in humans evidence of the broad spectrum of benefit that has already been shown with this class in animal models of a wide variety of diseases. The $2 million in cash invested by Hollis-Eden will allow Aeson to complete clinical trials that are already in progress, as well as generate preclinical data in several important new areas. This deal greatly benefits both parties and fits well with our unfolding corporate vision of enhancing shareholder value by establishing ourselves as the world leader in this series of molecules, which we believe is a platform technology with widespread potential applications in medicine."

"We believe Hollis-Eden is an ideal partner for Aeson," stated Jeffrey Jacob, Chairman of Aeson. "We share Hollis-Eden's vision that this class of compounds can play an important role in treating a broad array of diseases. Their clear commitment, expertise and leadership in this field will be invaluable as we are attempting to develop and commercialize these compounds, and we look forward to a long and mutually beneficial relationship."

Hollis-Eden Pharmaceuticals, Inc., a development-stage pharmaceutical company based in San Diego, California, is engaged in the development of a class of adrenal steroids for a broad array of potential indications. The Company's initial development efforts with this class of compounds are in the area of infectious diseases and immune system disorders. HE2000, Hollis-Eden's lead compound, is currently entering Phase II clinical trials in patients infection with HIV. In addition, the Company recently received approval to initiate Phase II clinical studies in malaria, and the Company plans to conduct Phase II clinical trials with HE2000 in patients infected with hepatitis B and hepatitis
C. For more information on Hollis-Eden, visit the Company's web site at www.holliseden.com.

Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully develop and commercialize the Company's products or Aeson's products, the Company's future capital needs, the Company's ability to obtain additional funding and required regulatory approvals, the development of competitive products by other companies, and other risks detailed from time to time in the Company's filings with Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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Contact:
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
Dan Burgess                   Brad Miles (media)            Jonathan Fassberg (investor)
Hollis-Eden Pharmaceutical    BMC Comm. Group               The Trout Group
(858) 587-933, ext. 218       (212) 477-9007, ext. 17       (212) 477-9007, ext. 16
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